ION Reports Second Quarter Results
Revenues up 15% to $120.9 million
EPS at break-even, excluding legal accrual
HOUSTON – August 7, 2013 – ION Geophysical Corporation (NYSE: IO) today reported second quarter 2013 revenues of $120.9 million, a 15% increase from revenues of $105.2 million in second quarter 2012. During the quarter, the Company increased its legal accrual related to the WesternGeco legal matter, resulting in a negative non-cash impact to its reported results. Including the legal accrual, ION reported a net loss of $(71.1) million, or $(0.45) per diluted share, in the second quarter. Excluding the legal accrual, net income was $0.4 million, or $0.00 per diluted share, compared to net income of $12.0 million, or $0.08 per diluted share, in second quarter 2012. Second quarter operating results were impacted by approximately $6 million of cost overruns on a GeoVentures® project, a loss from the INOVA Geophysical joint venture of $(4.7) million, and a loss from the GeoRXT joint venture of $(1.6) million, collectively resulting in $(0.07) impact to the Company’s diluted earnings per share. Adjusted EBITDA was $31.8 million compared to $33.9 million in the second quarter 2012.
Brian Hanson, the Company’s President and Chief Executive Officer, commented, “Overall, the first half of the year was challenging. While our first half revenues were up 16%, our operating margins were down due to cost overruns as we completed acquisition on our first 3D marine program. The pipeline of new venture programs looks solid but is heavily weighted toward the back half of the year. Once again, we are acquiring data in the Arctic, and our land ResSCAN™ programs are gearing up this coming quarter. As a result, we have only spent about 25% of our planned 2013 Cap Ex budget in the first half of the year. Our data processing business again generated record revenues, driven by strong demand in Europe, the Middle East and the Gulf of Mexico, and continued demand for our broadband processing solution, WiBand™. Our systems and software businesses are being pressured by consolidation in the towed steamer market and a reduction in seabed contractors, with RXT’s recent filing for bankruptcy. We expect to see modest improvements in these areas of our business over the back half of the year.
“While we've not increased our ownership interest in GeoRXT, we remain highly committed to entering the seabed seismic market through a service model. The seabed market continues to expand, and our leading Calypso™ seabed technology will help us capitalize on this growth. In the last quarter alone, we saw approximately $350 million of contracts being awarded to seabed contractors. We also recently announced a strategic alliance with Polarcus to jointly develop, execute and market 3D multi-client programs globally. This alliance will leverage the complementary strengths of our two companies, Polarcus' world-class seismic fleet to acquire data, and petroleum system insights into key basins derived from our 2D BasinSPAN™ data library, to locate and design surveys that address specific geological challenges. We believe together we will provide E&P companies a differentiated 3D seismic offering as they look to move from gaining an early exploration understanding of basins, in front of licensing rounds, to later-stage exploration.
“Regarding the increase in our legal accrual, as we previously disclosed in our June 8-K filing, the trial court entered an order rejecting the jury’s findings of willfulness and denying WesternGeco’s motion for willfulness and enhanced damages, but also denying our challenges to the jury's infringement findings and the jury's damages amount.  When preparing our financials for the second quarter, we analyzed the order and all other developments in the case at the trial court level and concluded it was appropriate to increase our accrual and record a non-cash charge to cover the jury's damages amount, court costs, and estimates of potential supplemental damages and interest. After a final judgment in the case is entered by the trial court, we’ll appeal the case to the United States Court of Appeals for the Federal Circuit in Washington, D.C. It will take some time to pursue the appeal, but we still believe that we will ultimately prevail in the case.”
SECOND QUARTER 2013
Total revenues increased 15% to $120.9 million, compared to $105.2 million in the second quarter 2012. Solutions and Systems segment revenues increased 23% and 5%, respectively, whereas Software segment revenues declined by 19%.
Solutions segment revenues increased to $88.6 million, compared to $72.0 million in second quarter 2012, driven by a 25% growth in multi-client revenues and a 20% growth in data processing revenues. Data library sales declined 3%, impacted by delays in licensing rounds offshore Tanzania and Greenland, and a smaller than expected licensing round in the pre-salt region of Brazil.
Systems segment sales increased to $23.8 million compared to $22.8 million in second quarter 2012. Software segment sales declined to $8.4 million from $10.4 million, primarily related to a decline in Orca® and Gator® revenues.
Consolidated gross margins were 30%, compared to 44% in second quarter 2012. The gross margin decrease was driven primarily by cost overruns associated with the recently completed multi-quarter 3D marine program as mentioned above, combined with the decline in Software segment revenues and a decline in Systems segment gross margins due to changes in the mix of products sold during the quarter. Second quarter operating margins were 6%, compared to 12% in second quarter 2012.
The Company’s equity investments include its 49% interest in INOVA Geophysical and its 30% interest in GeoRXT. The Company accounts for its 49% interest in INOVA on a one fiscal quarter-lag basis. As a result, the Company’s share of INOVA’s first quarter 2013 financial results is included in the Company’s second quarter results. See the attached financial tables for the summarized first quarter financial results of INOVA. During the second quarter, the Company recognized losses on its INOVA equity investment of $(4.7) million, compared to earnings of $3.8 million for the prior year period, resulting primarily from a 61% decline in revenues. This decline was attributable to a reduction in vibrator truck sales and reduced revenues from rental equipment. Additionally, during the second quarter 2013, the Company recorded losses on its GeoRXT equity investment of $(1.6) million.
In May 2013, the Company issued $175 million of 8.125% senior secured second priority notes due in 2018 in a private offering. A portion of the proceeds from the offering was used to pay down $97.3 million of outstanding indebtedness under the Company’s total available credit facility of $175.0 million. As of June 30, 2013, the Company had full availability under its $175.0 million credit facility. As a result of the issuance of the senior notes, the Company’s interest expense increased to $2.8 million for the second quarter of 2013, compared to $1.4 million for the prior year period. The Company’s total cash and cash equivalents were $109.5 million as of June 30, 2013.

YEAR-TO-DATE 2013
Total revenues increased 16% to $250.7 million compared to $216.9 million for the same period in 2012. Solutions segment revenues increased 29% to $177.8 million, primarily as a result of data processing expansion and continued acquisition of the Company’s 3D marine program.
Systems segment revenues decreased by 6%, primarily due to lower marine positioning equipment sales and a decline in land sensor sales. Software segment revenues decreased by 11% due to a decline in Orca and Gator revenues.
Consolidated gross margins decreased to 29% compared to 40% in the first half of 2012 due to the 3D program cost overruns, the revenue decline in the Software segment and the mix of product sales in the Systems segment.
Consolidated operating margins decreased to 3% from 11% in the same period of 2012. The operating margin deterioration was caused primarily by the gross margin deterioration as explained above, in addition to bad debt expenses of $2.9 million reflected in first quarter 2013.
The Company recognized losses on its INOVA equity investment of $(2.9) million compared to earnings of $6.2 million for the prior year period, attributable primarily to a 29% sales decline year-over-year. Additionally, the Company recorded losses on its GeoRXT equity investment of $(2.3) million.
Including the legal accrual, the Company reported a net loss of $(69.6) million, or $(0.44) per diluted share. Excluding the legal accrual, the Company reported net income of $1.9 million, or $0.01 per diluted share, compared to net income of $20.3 million, or $0.13 per diluted share, in the first six months of 2012.
OUTLOOK
Greg Heinlein, the Company's Chief Financial Officer, commented, “We continued to deliver solid revenue growth in the second quarter but struggled with cost overruns on acquisition of our first 3D marine survey, which we completed in early July. Over the program life, the project was profitable. Our recently announced strategic alliance with Polarcus for 3D multi-client surveys, which will combine our geophysical expertise with Polarcus’ fleet of advanced, high-performance vessels, solidifies our commitment to growing our portfolio of 3D programs over time.
“Looking ahead to the second half of 2013, new venture program investments will be more weighted than recent years toward the back half of the year, with full year spending now expected to be in the range of $120 million to $140 million. This revision from previous guidance of $140 million to $160 million reflects delays in some of our land programs into 2014. Our data processing business remains healthy; however, we may experience a delay in recognizing a portion of revenue in the third quarter related to the renewal of a significant customer contract later this year. Our Systems and Software segment results for the first half of the year were impacted by customer consolidation in the towed streamer market. In the second half of 2013, we expect modest sequential improvements. We estimate that INOVA’s second quarter income from operations, impacting our third quarter results, will be in the range of $2 million to $3 million.
“Finally, we continue to view our seabed technology as an important strategic growth driver for ION and have maintained our interest in the seabed joint venture at 30% to ensure that our go-to-market strategy optimizes our return on investment in Calypso. It’s more likely that our first Calypso array sale will be in 2014.”

CONFERENCE CALL
The Company has scheduled a conference call for Thursday, August 8, 2013, at 10:00 a.m. Eastern Time that will include a slide presentation to be posted in the Investor Relations section of the ION website by 9:00 a.m. Eastern time. To participate in the conference call, dial 480-629-9643 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 22, 2013. To access the replay, dial 303-590-3030 and use pass code 4633237#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. An archive of the webcast will be available shortly after the call on the Company’s website.

About ION
ION Geophysical Corporation is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings are designed to allow E&P companies to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and to enable seismic contractors to acquire geophysical data safely and efficiently. Additional information about ION is available at www.iongeo.com.

Contacts
Greg Heinlein
Senior Vice President and Chief Financial Officer
+1.281.552.3011

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include future sales, earnings and market growth, timing of sales, future liquidity and cash levels, future estimated revenues and earnings, sales expected to result from backlog, benefits expected to result from the INOVA Geophysical and GeoRXT joint ventures and related transactions, expected outcome of litigation and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risks associated with litigation, including the lawsuit brought by WesternGeco; the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; the operation of the INOVA Geophysical and GeoRXT joint ventures; the Company’s level and terms of indebtedness; competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product lines. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed during 2013.

Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Service revenues	$89,603	$72,844	$179,552	$139,478
Product revenues	31,312	32,370	71,100	77,446
Total net revenues	120,915	105,214	250,652	216,924
Cost of services	66,965	43,321	136,238	90,727
Cost of products	17,332	15,950	42,839	39,098
Gross profit	36,618	45,943	71,575	87,099
Operating expenses:
Research, development and engineering	9,087	10,306	18,377	18,032
Marketing and sales	8,968	8,654	16,948	16,071
General, administrative and other operating expenses	11,793	14,011	27,557	28,381
Total operating expenses	29,848	32,971	62,882	62,484
Income from operations	6,770	12,972	8,693	24,615
Interest expense, net	(2,756)	(1,364)	(3,822)	(2,882)
Equity in earnings (losses) of investments	(6,338)	3,777	(5,222)	6,245
Other income (expense), net	(107,118)	895	(106,091)	209
Income (loss) before income taxes	(109,442)	16,280	(106,442)	28,187
Income tax expense (benefit)	(38,705)	4,184	(37,504)	7,629
Net income (loss)	(70,737)	12,096	(68,938)	20,558
Net income (loss) attributable to noncontrolling interest	(59)	281	17	394
Net income (loss) attributable to ION	(70,796)	12,377	(68,921)	20,952
Preferred stock dividends	338	338	676	676
Net income (loss) applicable to common shares	$(71,134)	$12,039	$(69,597)	$20,276
Net income (loss) per share:
Basic	$(0.45)	$0.08	$(0.44)	$0.13
Diluted	$(0.45)	$0.08	$(0.44)	$0.13
Weighted average number of common shares outstanding:
Basic	156,910	155,631	156,689	155,587
Diluted	156,910	162,575	156,689	162,594

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$109,501	$60,971
Accounts receivable, net	92,712	127,136
Unbilled receivables	98,944	89,784
Inventories	79,495	70,675
Prepaid expenses and other current assets	20,294	25,605
Total current assets	400,946	374,171
Deferred income tax asset	81,961	28,414
Property, plant, equipment and seismic rental equipment, net	40,001	33,772
Multi-client data library, net	227,139	230,315
Equity method investments	77,654	73,925
Goodwill	53,991	55,349
Intangible assets, net	12,992	14,841
Other assets	15,731	9,796
Total assets	$910,415	$820,583

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$4,388	$3,496
Accounts payable	29,996	28,688
Accrued expenses	87,600	124,095
Accrued multi-client data library royalties	24,284	26,300
Deferred revenue	18,566	26,899
Total current liabilities	164,834	209,478
Long-term debt, net of current maturities	179,319	101,832
Other long-term liabilities	132,339	8,131
Total liabilities	476,492	319,441
Redeemable noncontrolling interest	2,229	2,123
Equity:
Cumulative convertible preferred stock	27,000	27,000
Common stock	1,570	1,564
Additional paid-in capital	853,575	848,669
Accumulated deficit	(429,218)	(360,297)
Accumulated other comprehensive loss	(15,124)	(11,886)
Treasury stock	(6,565)	(6,565)
Total stockholders’ equity	431,238	498,485
Noncontrolling interests	456	534
Total equity	431,694	499,019
Total liabilities and equity	$910,415	$820,583

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$(68,938)	$20,558
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization (other than multi-client data library)	8,302	6,825
Amortization of multi-client data library	36,679	38,918
Stock-based compensation expense	3,831	2,992
Equity in (earnings) losses of investments	5,222	(6,245)
Gain on sale of cost-method investment	(3,591)	—
Accrual for loss contingency related to legal proceedings	110,000	—
Deferred income taxes	(48,627)	(2,225)
Change in operating assets and liabilities:
Accounts receivable	34,259	61,701
Unbilled receivables	(9,160)	(32,300)
Inventories	(8,993)	(5,447)
Accounts payable, accrued expenses and accrued royalties	(26,487)	9,041
Deferred revenue	(8,242)	(6,176)
Other assets and liabilities	4,026	(1,912)
Net cash provided by operating activities	28,281	85,730
Cash flows from investing activities:
Investment in multi-client data library	(33,503)	(52,581)
Purchase of property, plant and equipment	(8,963)	(4,890)
Investment in seismic rental equipment	—	(1,384)
Investment in and advances to GeoRXT	(9,500)	—
Proceeds from sale of investment	4,150	—
Maturity of short-term investments	—	20,000
Investment in convertible note	(2,000)	(1,000)
Other investing activities	76	—
Net cash used in investing activities	(49,740)	(39,855)
Cash flows from financing activities:
Proceeds from issuance of notes	175,000	—
Payments under amended revolving line of credit	(97,250)	(1,000)
Borrowings under amended revolving line of credit	—	98,250
Repayment of term loan	—	(98,250)
Payments on long-term debt	(1,815)	(2,081)
Cost associated with issuance of notes	(6,731)	—
Cost associated with debt amendment	—	(1,313)
Payment of preferred dividends	(676)	(676)
Proceeds from exercise of stock options	1,972	317
Other financing activities	302	(101)
Net cash provided by (used in) financing activities	70,802	(4,854)
Effect of change in foreign currency exchange rates on cash and cash equivalents	(813)	(141)
Net increase in cash and cash equivalents	48,530	40,880
Cash and cash equivalents at beginning of period	60,971	42,402
Cash and cash equivalents at end of period	$109,501	$83,282

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net revenues:
Solutions:
New Venture	$33,249	$21,544	$81,685	$50,538
Data Library	21,521	22,235	30,969	32,503
Total multi-client revenues	54,770	43,779	112,654	83,041
Data Processing	33,849	28,190	65,135	55,055
Total	$88,619	$71,969	$177,789	$138,096
Systems:
Towed Streamer	$12,570	$13,727	$26,119	$29,531
Ocean Bottom	383	1,616	7,148	5,135
Other	10,895	7,476	22,428	24,859
Total	$23,848	$22,819	$55,695	$59,525
Software:
Software Systems	$7,464	$9,551	$15,405	$17,921
Services	984	875	1,763	1,382
Total	$8,448	$10,426	$17,168	$19,303
Total	$120,915	$105,214	$250,652	$216,924
Gross profit:
Solutions	$21,890	$28,904	$42,087	$47,889
Systems	8,802	9,234	17,182	25,046
Software	5,926	7,805	12,306	14,164
Total	$36,618	$45,943	$71,575	$87,099
Gross margin:
Solutions	25%	40%	24%	35%
Systems	37%	40%	31%	42%
Software	70%	75%	72%	73%
Total	30%	44%	29%	40%
Income from operations:
Solutions	$11,021	$17,434	$18,378	$27,040
Systems	1,504	995	2,438	9,735
Software	4,955	6,879	10,116	12,361
Corporate and other	(10,710)	(12,336)	(22,239)	(24,521)
Total	$6,770	$12,972	$8,693	$24,615
Operating margin:
Solutions	12%	24%	10%	20%
Systems	6%	4%	4%	16%
Software	59%	66%	59%	64%
Corporate and other	(9)%	(12)%	(9)%	(11)%
Total	6%	12%	3%	11%

INOVA GEOPHYSICAL EQUIPMENT LIMITED
SUMMARIZED FINANCIAL HIGHLIGHTS
(In thousands)
(Unaudited)

The Company accounts for its 49% interest in INOVA Geophysical as an equity method investment and records its share of earnings and losses of INOVA Geophysical on a one fiscal quarter lag basis. The following table reflects the summarized financial information for INOVA Geophysical for the three months ended March 31, 2013 and 2012 and the six-month periods from October 1 to March 31, 2013 and 2012:

	Three months ended March 31,		Six-Month Period from October 1 through March 31
	2013	2012	2013	2012
Net revenues	$22,095	$56,779	$81,706	$115,777
Gross profit	$1,808	$19,502	$14,135	$33,466
Income (loss) from operations	$(8,511)	$8,910	$(8,761)	$15,419
Net income (loss)	$(9,772)	$8,654	$(6,030)	$14,371

Reconciliation of Adjusted EBITDA to Net Income (Loss)
(Non-GAAP Measure)
(In thousands)
(Unaudited)
The term Adjusted EBITDA represents net income (loss) before interest expense, interest income, income taxes, depreciation and amortization and other similar non-cash charges including, without limitation, equity in (earnings) losses of investments and accrual for loss contingency related to legal proceedings. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income (loss) or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included Adjusted EBITDA as a supplemental disclosure because its management believes that Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income (loss)	$(70,737)	$12,096	$(68,938)	$20,558
Interest expense, net	2,756	1,364	3,822	2,882
Income tax expense (benefit)	(38,705)	4,184	(37,504)	7,629
Depreciation and amortization expense	22,189	20,033	44,981	45,743
Equity in (earnings) losses of investments	6,338	(3,777)	5,222	(6,245)
Accrual for loss contingency related to legal proceedings	110,000	—	110,000	—
Adjusted EBITDA	$31,841	$33,900	$57,583	$70,567

Reconciliation of Special Item to Diluted Earnings per Share
(Non-GAAP Measure)
(In thousands, except per share data)
(Unaudited)
The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is income from operations or net income (loss) excluding certain charges or amounts. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for income from operations, net income (loss) or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and the corresponding reconciliation to GAAP financials for the three and six months ended June 30, 2013:

	Three Months Ended June 30, 2013
	As Reported	Loss Contingency Accrual[1]	As Adjusted
Net revenues	$120,915		$120,915
Cost of sales	84,297	—	84,297
Gross profit	36,618	—	36,618
Operating expenses	29,848	—	29,848
Income from operations	6,770	—	6,770
Interest expense, net	(2,756)	—	(2,756)
Equity in earnings (losses) of investments	(6,338)	—	(6,338)
Other income (expense), net	(107,118)	110,000	2,882
Income tax expense (benefit)	(38,705)	38,500	(205)
Net income (loss)	(70,737)	71,500	763
Net income (loss) attributable to noncontrolling interest	(59)	—	(59)
Net income (loss) attributable to ION	(70,796)	71,500	704
Preferred stock dividends	338	—	338
Net income (loss) applicable to common shares	$(71,134)	$71,500	$366
Net income (loss) per share:
Basic	$(0.45)		$0.00
Diluted	$(0.45)		$0.00
Weighted average number of common shares outstanding:
Basic	156,910		156,910
Diluted	156,910		157,580

[1]	Represents ION’s loss contingency accrual related to the WesternGeco legal proceedings.

	Six Months Ended June 30, 2013
	As Reported	Loss Contingency Accrual[1]	As Adjusted
Net revenues	$250,652		$250,652
Cost of sales	179,077	—	179,077
Gross profit	71,575	—	71,575
Operating expenses	62,882	—	62,882
Income from operations	8,693	—	8,693
Interest expense, net	(3,822)	—	(3,822)
Equity in earnings (losses) of investments	(5,222)	—	(5,222)
Other income (expense), net	(106,091)	110,000	3,909
Income tax expense (benefit)	(37,504)	38,500	996
Net income (loss)	(68,938)	71,500	2,562
Net income (loss) attributable to noncontrolling interest	17	—	17
Net income (loss) attributable to ION	(68,921)	71,500	2,579
Preferred stock dividends	676	—	676
Net income (loss) applicable to common shares	$(69,597)	$71,500	$1,903
Net income (loss) per share:
Basic	$(0.44)		$0.01
Diluted	$(0.44)		$0.01
Weighted average number of common shares outstanding:
Basic	156,689		156,689
Diluted	156,689		157,448

[1]	Represents ION’s loss contingency accrual related to the WesternGeco legal proceedings.